UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2006

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14101 Capital Boulevard, Youngsville, North Carolina 27596

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 556-7235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 27, 2006, Xerium Technologies, Inc. (the “Company”) announced that effective July 26, 2006 Joan Badrinas Ardevol had been named the Company’s President—Clothing Europe and that Josef Mayer had been named Executive Vice President—Business Development. Prior to his appointment to the position of Executive Vice President—Business Development, Mr. Mayer had been the Company’s President—Clothing Europe. A copy of the press release announcing the appointments is attached hereto as Exhibit 99.1.

On July 26, 2006 a subsidiary of the Company, Xerium Germany Holding GmbH (“Xerium Germany”) and Mr. Badrinas entered into a managing director services contract in connection with the appointment of Mr. Badrinas to the position President—Clothing Europe of the Company, reporting to the chief executive officer of the Company, and as a managing director of Xerium Germany. The managing director services contract provides that Mr. Badrinas is entitled to an annual base salary of Euro 275,000 ($349,250 at an assumed exchange rate of $1.27 per Euro, the exchange rate as of July 26, 2006) and that he is entitled to participate in annual bonus plans from time to time in effect for senior executives of the Company. Mr. Badrinas has been granted an award opportunity for 2006 under the Xerium Technologies, Inc. 2006 Cash Incentive Bonus Plan at a target of 75% of his base salary (pro-rated to take into account that his employment commenced part way through 2006) based on whether targets established by the Compensation Committee of the Company’s Board of Directors in respect of net cash provided by operating activities and Adjusted EBITDA (as defined in the Company’s senior secured credit facility) are achieved. The form of the 2006 awards to executive officers under the Xerium Technologies, Inc. 2006 Cash Incentive Bonus Plan was filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The managing director services contract also provides that Xerium Germany will pay half of Mr. Badrinas’ mandatory social security contributions and, if he opts for private health insurance, subject to certain limits, half of his contributions to such insurance. In addition, the contract provides that Mr. Badrinas will be recommended to the Compensation Committee of the Board of Directors of the Company as a recipient of a restricted stock unit award in 2007, with the size and terms of any such award to be determined by the Compensation Committee.

The term of the managing director services contract with Mr. Badrinas automatically ends upon the end of the month during which Mr. Badrinas attains the age of 65 years or the end of the month upon which Mr. Badrinas is entitled to receive full state old age pension without any deductions or pension for full reduction in earning capacity, whichever occurs first. The managing director services contract may be terminated by either party upon twelve months notice, subject to either party’s right to terminate the contract in exceptional cases without notice pursuant to provisions of the German Civil Code. The contract also provides for the reimbursement of relocation expenses for Mr. Badrinas and his immediate family to the Reutlingen, Germany vicinity, for the reimbursement of travel and other expenses reasonably incurred by Mr. Badrinas and that Xerium Germany will provide Mr. Badrinas with an automobile and bear related costs. The managing director services contract also imposes certain confidentiality obligations on Mr. Badrinas which survive after his employment terminates and certain obligations not to entice away employees of the Company for a period of two years after the termination of the contract. The foregoing description of Mr. Badrinas’ managing director services contract is qualified in its entirety by reference to the copy of such contract attached hereto as Exhibit 10.1.

On July 26, 2006, Xerium Germany and Mr. Mayer entered into a supplement to the managing director services contract between Xerium Germany and Mr. Mayer. The supplement provides that effective July 26, 2006 Mr. Mayer takes over the position of Executive Vice President—Business Development, continuing to report to the CEO of Xerium Technologies, Inc., that Mr. Mayer’s appointment as a managing director of Xerium Germany shall be maintained (subject to the ability of the Xerium Germany Holding shareholder’s right to revoke the managing director appointment), and that all other provisions of Mr. Mayer’s existing managing director services contract remain unchanged. The foregoing description of the supplement to Mr. Mayer’s managing director services contract is qualified in its entirety by reference to the copy of such supplement attached hereto as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Managing Director Services Contract between Xerium Germany Holding GmbH and Joan Badrinas Ardevol dated July 26, 2006.

10.2	Supplemental Agreement No. 3 to Managing Director Service Contract between Xerium Germany Holding GmbH and Josef Mayer dated July 26, 2006.

99.1	Press release dated July 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: July 27, 2006	By:	/s/ Michael P. O’Donnell
	Name:	Michael P. O’Donnell
	Title:	Chief Financial Officer